As filed with the Securities and Exchange Commission on April 21, 2010

Registration Statement No. 333-83506

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chordiant Software, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Chordiant Software, Inc.

20400 Stevens Creek Blvd., Suite 400

Cupertino, CA 95014

(408) 517-6100

(Address of principal executive offices) (Zip Code)

1999 Equity Incentive Plan

1999 Non-Employee Directors’ Stock Option Plan

(Full title of the plans)

Shawn Hoyt

Assistant Secretary

Chordiant Software, Inc.

101 Main Street

Cambridge, MA 02142

(617) 374-9600

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Saper

Lawrence M. Chu

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

Explanatory Statement

On February 28, 2002, Chordiant Software, Inc., a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-8 (File No. 333-83506) (the “Registration Statement), which registered 5,313,725 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance under the 1999 Equity Incentive Plan and the 1999 Non-Employee Directors’ Stock Option Plan (collectively, the “1999 Plans”). This Post-Effective Amendment No. 1 is being filed to remove from registration all remaining authorized shares of Common Stock reserved for issuance under the 1999 Plans that have not yet been issued under the Registration Statement.

Accordingly, the Registrant hereby removes from registration the remaining shares of Common Stock that have not been and will not be issued under the 1999 Plans. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the 1999 Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge in the State of Massachusetts on April 21, 2010.

CHORDIANT SOFTWARE, INC.

By:  /s/ Shawn Hoyt

        Shawn Hoyt

        Assistant Secretary